Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-78051) and Form S-8 (No. 333-69827, 033-65142, 033-62718, 033-49704 and 333-107932) of Hickory Tech Corporation of our report dated January 30, 2004 relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 8, 2004